Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-169235 on Form F-3ASR of our report relating to the 2009 consolidated financial statements and financial statement schedule of DryShips Inc. and subsidiaries (the “Company”) dated April 7, 2010, April 14, 2011, as to the effects of the restatement discussed in Note 1b to the consolidated financial statements and in the financial statement schedule listed in the Index at Item 18, (which report expresses an unqualified opinion on those financial statements and financial statement schedule and includes explanatory paragraphs relating to: (i) the restatement discussed in Note 1b to the consolidated financial statements and in the financial statement schedule listed in the Index at Item 18 and (ii) substantial doubt about the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2011.

/s/ Deloitte Hadjipavlou Sofianos & Cambanis S.A.

Athens, Greece

March 15, 2012